Exhibit 3.2

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOCUS IMPACT BH3 ACQUISITION COMPANY

Pursuant to Section 242 of the
Delaware General Corporation Law

FOCUS IMPACT BH3 ACQUISITION COMPANY (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.
The name of the Corporation is “Focus Impact BH3 Acquisition Company.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 2021 under the name BH3 Acquisition Corp. A certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021; an amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 4, 2021; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2022; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on October 6, 2023; a certificate of amendment of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2023 (collectively, the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.
This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of a majority of the holders of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a)     Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

5.	The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

(e)     If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

6.	The following text of Section 9.2(f) of Article IX is hereby deleted in its entirety:

(f)     If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

7.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination on or before the Termination Date or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of the then outstanding Offering Shares.

IN WITNESS WHEREOF, Focus Impact BH3 Acquisition Company has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 31st day of July, 2024.

FOCUS IMPACT BH3 ACQUISITION COMPANY

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer